MASTERWORKS

AVAILABLE NOW

Rare Artist, Major Museum Show

KERRY JAMES MARSHALL



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Marshall's Museum Moment

Marshall has opened his largest exhibition outside the U.S.—*The Histories* at London's Royal Academy. For context, after his Met retrospective *Mastry* (2016–17), his market later set a $21M auction record. Exhibitions don't determine prices, but increased visibility can influence long-term demand.


SOLD FOR
$21M

His Work Remains Scarce

While his profile has risen, Marshall's works remain rare at auction, contributing to sustained demand. Opportunities for public investment like this are rare.

Total Paintings Sold at Auction (2020-2025)

Artist	Works Sold
Andy Warhol	572 Works Sold
Yoshitomo Nara	183 Works Sold
Banksy	158 Works Sold
Jean-Michel Basquiat	93 Works Sold
Kerry James Marshall RARE	13 Works Sold

Why We Believe Now Is A Key Moment

We acquired this portrait prior to the museum opening. It's a compelling "pin-up" work, a style featured prominently in his Met retrospective. As visibility increases, long-term demand could benefit over time.



INITIAL OFFERING SIZE

$4,221,000

PRICE APPRECIATION OF SIMILAR WORKS ('06-'25)

22.8%

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Offering Circular Below